Exhibit 99.2

Virgin Media Announces Required Consents Received In Its 2019 Notes Consent Solicitation

LONDON, February 13, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced that the consent solicitation, undertaken at the request of Liberty Global, Inc. (“LGI”) in order to facilitate the funding by LGI in connection with the proposed merger of LGI and Virgin Media, by its subsidiary Virgin Media Finance PLC (“VMF”) with respect to holders of VMF’s dollar denominated 8.375% senior notes due 2019 and sterling denominated 8.875% senior notes due 2019 (collectively, the “2019 Notes”) has been successful and has obtained the required consents necessary to approve the proposed amendments (the “Amendments”) and waivers (the “Waivers”) to certain provisions of the indenture governing the 2019 Notes set forth in the consent solicitation statement dated February 6, 2013 (the “Consent Solicitation Statement”).

The adoption of the Amendments and the Waivers required the consents of the holders of at least a majority in principal amount of the then outstanding 2019 Notes voting as a single class. A majority of noteholders (voting as a single class) have submitted their consents and not validly withdrawn them prior to the Revocation Deadline (as such term is defined in the Consent Solicitation Statement). The solicitations of consents for the Waivers and Amendments with respect to the 2019 Notes was independent of the concurrent consent solicitations undertaken by Virgin Media Secured Finance PLC (“VMSF”), with respect to VMSF’s senior secured notes due 2018 and 2021.

A supplemental indenture has been entered into with respect to the 2019 Notes containing the Waivers and Amendments and binds all holders of the 2019 Notes, including those that did not give their consent, though non-consenting holders will not receive the consent payment.

The Waivers waive noteholders’ right to require VMF, as issuer of the 2019 Notes to offer to repurchase such holder’s notes as a result of the change of control resulting from the proposed merger with LGI and all other defaults that might result from the merger. The Waivers are effective and operative as of the date hereof.

The Amendments are effective for the 2019 Notes but will be operative only upon the successful conclusion of the merger. The Amendments (i) change the definition of “Change of Control” to reflect the ownership of Virgin Media following the recently announced merger and modify certain change of control triggering events in the indentures, (ii) allow the ongoing reporting covenants to be satisfied through the provision of reports by a new U.K. public limited company which will directly own LGI and Virgin Media following the merger and Virgin Media (or its successor) and (iii) amend certain other provisions of the indentures as described in the Consent Solicitation Statement.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, with respect to the 2019 Notes, VMF will make a cash payment in consideration of the consents to the Waivers at or promptly after the Expiration Time of $1.25 per $1,000 in aggregate principal amount of dollar denominated notes held by each holder of the 2019 Notes and £1.25 per £1,000 in aggregate principal amount of sterling denominated notes held by each holder of the 2019 Notes who has validly delivered, and not validly revoked, a duly executed consent prior to the Expiration Time (as such term is defined in the Consent Solicitation Statement).

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, with respect to the 2019 Notes, VMF will make a cash payment in consideration of the consents to the Amendments at or promptly after the consummation of the merger of $3.75 per $1,000 in aggregate principal amount of dollar denominated notes held by each holder of the 2019 Notes and £3.75 per £1,000 in aggregate principal amount of sterling denominated notes held by each holder of the 2019 Notes who has validly delivered, and not validly revoked, a duly executed consent prior to the Expiration Time.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement. The solicitation, as well as the concurrent solicitations with respect to VMSF’s senior secured notes due 2018 and 2021, will expire at 5:00 pm New York time on February 14, 2013. VMF may, in its sole discretion, terminate, extend or amend any consent solicitation at any time as described in the Consent Solicitation Statement.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. No recommendation is being made as to whether holders of 2019 Notes should consent to the Amendments or the Waivers. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 7, 2013, as amended. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications,

Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk